250 Glen Street Glens Falls, NY 12801
NASDAQGS® Symbol: "AROW" Website: www.arrowfinancial.com
Contact: Timothy C. Badger Tel: (518) 415-4307 Fax: (518) 761- 6741

Tenée Rehm Casaccio Appointed to Arrow Board of Directors
GLENS FALLS, N.Y. (November 22, 2013) -- Arrow Financial Corporation has announced the appointment of Tenée Rehm Casaccio to its Board of Directors effective December 31, 2013. She will replace longtime Director Mary-Elizabeth T. FitzGerald, who is retiring from the Arrow Board on that date.

In addition to this new role, Ms. Casaccio will continue to serve as a Director for Arrow subsidiary Glens Falls National Bank and Trust Company, a position she has held since 2010.

Ms. Casaccio is President of JMZ Architects and Planners, P.C. in Glens Falls. She is a native of Bolton Landing and a graduate of Bolton Central School. Ms. Casaccio earned her Bachelor of Architecture degree from Virginia Tech in Blacksburg, Virginia. She holds licenses to practice architecture in New York, Maryland and Pennsylvania and is a member of the American Institute of Architects, New York State Association of Architects, and the Society for College and University Planning. JMZ is certified as a Women-Owned Business in New York, Pennsylvania and Virginia.

Ms. Casaccio has been actively involved in her community. She is a graduate of the Adirondack Regional Chamber of Commerce (ARCC) 1994 Leadership Class; she co-chaired the formation of the ARCC Network for Enterprising Women; and she served as Chair of the ARCC Board of Directors. In 2012, she was a recipient of the Albany Business Review’s “Women Who Mean Business” award. Ms. Casaccio is a former Director of the Warren County Economic Development Corporation and the Hudson River Local Development Corporation and a member of Glens Falls National Bank’s Regional Advisory Board. She is Trustee and incoming Chair of The Hyde Collection, as well as Chair of the Facilities Committee. She also serves on Glens Falls Hospital’s Board of Governors.

Ms. Casaccio resides in Bolton Landing with her husband, Jim.

Arrow Financial Corporation is a multi-bank holding company headquartered in Glens Falls, New York, serving the financial needs of northeastern New York. The Company is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company. Other subsidiaries include North Country Investment Advisers, Inc.; three property and casualty insurance agencies: Loomis & LaPann, Inc., McPhillips Insurance Agency, which is a division of Glens Falls National Insurance Agencies, LLC, and Upstate Agency, LLC; and Capital Financial Group, Inc., an insurance agency specializing in the sale and servicing of group health plans.